                                                                    EXHIBIT 10.1


                              HARDY OIL & GAS PLC

                              HARDY HOLDINGS INC.

                           MILLENNIUM OIL & GAS, INC.

                                      AND

                     ENRON CAPITAL & TRADE RESOURCES CORP.



                         ------------------------------


                            STOCK PURCHASE AGREEMENT


                         ------------------------------

                         Effective as of April 1, 1996

                          ----------------------------

                               TABLE OF CONTENTS

                                                                                                                     Page
      ARTICLE I     Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
           1.01     Transfer of Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
           1.02     Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
           1.03     The Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
           1.04     Purchase Price Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
           1.05     Post-Closing Adjustment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
           1.06     Certain Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

     ARTICLE II     Representations and Warranties of Parent and Seller   . . . . . . . . . . . . . . . . . . . . . . . 4
           2.01     Organization and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
           2.02     Corporate Authority; Authorization of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . 4
           2.03     Capitalization of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
           2.04     No Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
           2.05     No Violations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
           2.06     No Default; Compliance with Laws and Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . 6
           2.07     Intentionally Omitted   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
           2.08     Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
           2.09     Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
           2.10     Contracts, Agreements, Plans and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
           2.11     Title to Oil and Gas Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
           2.12     Status and Operation of Oil and Gas Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . 9
           2.13     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
           2.14     Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
           2.15     Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
           2.16     Employee Benefit Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
           2.17     SEC Reports   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
           2.18     Public Utility Holding Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
           2.19     Books and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

    ARTICLE III     Representations and Warranties of Purchaser and ECT   . . . . . . . . . . . . . . . . . . . . . .  13
           3.01     Organization and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
           3.02     Corporate Authority; Authorization of Agreement   . . . . . . . . . . . . . . . . . . . . . . . .  14
           3.03     No Violations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
           3.04     Funds Available   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
           3.05     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15



- ----------------------------------


         1   The Table of Contents is not part of this instrument.

     ARTICLE IV     Additional Agreements and Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
           4.01     Covenants of Parent and Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
           4.02     Covenants of Purchaser and ECT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

      ARTICLE V     Title Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
           5.01     Notice of Asserted Title Defects  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
           5.02     Counter-Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
           5.03     Liability for Uncured Title Defects   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
           5.04     Method of Determination of Title Defect Amounts   . . . . . . . . . . . . . . . . . . . . . . . .  23
           5.05     Arbitration Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
           5.06     Calculation of Title Defect Amounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
           5.07     Payment in Respect of Uncured Title Defects   . . . . . . . . . . . . . . . . . . . . . . . . . .  24

     ARTICLE VI     Conditions to Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
           6.01     Conditions to the Obligations of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
           6.02     Conditions to the Obligations of Parent and Seller  . . . . . . . . . . . . . . . . . . . . . . .  26
           6.03     Mutual Conditions to the Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
           6.04     Other Closing Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

    ARTICLE VII     Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
           7.01     Section 338(h)(10) Elections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
           7.02     Preparation and Filing of Tax Returns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
           7.03     Indemnity for Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
           7.04     Access to Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
           7.05     Tax Indemnification Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
           7.06     Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
           7.07     Survival of Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
           7.08     Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

   ARTICLE VIII     Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
           8.01     Grounds for Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
           8.02     Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

     ARTICLE IX     Extent and Survival of Representations and Warranties; Indemnification  . . . . . . . . . . . . .  35
           9.01     Scope of Representations of Parent and Seller and Purchaser   . . . . . . . . . . . . . . . . . .  35
           9.02     Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

       ARTICLE X    Notices; Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
           10.01    Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
           10.02    Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
           10.03    Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
           10.04    Books and Records   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
           10.05    Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

           10.06    ECT Guarantee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
           10.07    Access to Accounting Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

      APPENDIX A    Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

      EXHIBIT A     Participation Agreement
      EXHIBIT B     Description of Non-Aldwell Spraberry Properties
      EXHIBIT C     February 29, 1996 Balance Sheet of the Company

      Schedule 2.05    -  No Violations
      Schedule 2.06    -  No Default; Compliance with Laws and Regulations
      Schedule 2.08    -  Absence of Certain Changes
      Schedule 2.09    -  Taxes
      Schedule 2.10    -  Contracts, Agreements, Plans and Commitments
      Schedule 2.11    -  Major Oil and Gas Interests
      Schedule 2.12    -  Status and Operation of Oil and Gas Properties
      Schedule 2.13    -  Litigation
      Schedule 2.14    -  Environmental Matters
      Schedule 2.15    -  Insurance
      Schedule 2.16(a) -  Employee Benefit Plans, Etc.
      Schedule 2.16(c) -  Multiemployer Plans, Etc.
      Schedule 2.16(d) -  Plan Defaults
      Schedule 2.16(e) -  Payments on Termination
      Schedule 2.16(f) -  Sanctionable Payments

                            STOCK PURCHASE AGREEMENT


                 This STOCK PURCHASE AGREEMENT (this "Agreement"), effective as of April 1, 1996, by and among Hardy Oil & Gas plc, a company incorporated in England as a public limited company ("Parent"), Hardy Holdings Inc., a Delaware corporation ("Seller"), Millennium Oil & Gas, Inc., a Delaware corporation ("Purchaser"), and Enron Capital & Trade Resources Corp., a Delaware corporation ("ECT");

                              W I T N E S S E T H:

                 WHEREAS, Seller, a wholly owned subsidiary of Parent, is the owner of 1,000 shares (the "Shares") of common stock, par value $1.00 per share (the "Common Stock"), of Hardy Oil & Gas USA, Inc., a Delaware corporation (the "Company"), which constitute all the issued and outstanding shares of capital stock of the Company;

                 WHEREAS, Purchaser desires to acquire the Shares and Seller has agreed to sell the Shares to Purchaser, upon the terms and subject to the conditions hereinafter set forth;

                 NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto hereby agree as follows. Unless defined elsewhere in this Agreement, all capitalized terms used herein shall have the respective meanings given them in Appendix A hereto, which is incorporated herein by reference and shall be deemed to be a part of this Agreement for all purposes.

                                   ARTICLE I

                               Purchase and Sale

                1.01 Transfer of Common Stock. Upon the terms and subject to the conditions of this Agreement, at the Closing, Parent will cause Seller to sell and assign the Shares and deliver to Purchaser certificates representing the Shares, free and clear of all Encumbrances, duly registered in Purchaser's name, against receipt of payment for such Shares as provided in
Section 1.02.

                1.02 Purchase Price. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser will purchase the Shares for the sum of $178,800,000, as adjusted in accordance with Section 1.04 (the "Purchase Price"). The Purchase Price shall be paid to Seller at the Closing by wire transfer in federal or other immediately available funds. To the extent, but only to the extent, provided in Section 1.05, a post-closing adjustment payment in respect of the Purchase Price shall be made.

                1.03 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Baker & Botts, L.L.P., One Shell Plaza, Houston,

Texas on the second Business Day following the later to occur of (i) the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act, if any, and (ii) the approval of this Agreement and the transactions contemplated hereby by the shareholders of Parent as contemplated by Section 4.01(h), or at such other time and place as the parties may mutually agree.

                 1.04 Purchase Price Adjustments. The Purchase Price shall be adjusted prior to or as of the Closing Date in the following manner:

                 (a) The Purchase Price shall be increased or decreased, as applicable, by the Net Working Capital as of March 31, 1996 as shown on the Company's internally prepared March 31, 1996 balance sheet (the "Internal Balance Sheet").

                 (b) The Purchase Price shall be decreased by the amount of any cash payments from the Company to any Seller Affiliate and by any cash payments on Long-Term Debt made by the Company and increased by the amount of any cash payments made by any Seller Affiliate to the Company, in each case after March 31, 1996 through the Closing Date.

                 (c) If the Non-Aldwell Spraberry Properties have been sold prior to Closing, then the Purchase Price will be adjusted upwards (for any positive difference) or downwards (for any negative difference), by the difference, if any, between the net cash proceeds received by the Company from the sale of the Non-Aldwell Spraberry Properties and the sum of $7,800,000 plus the net cash flow generated from such properties after March 31, 1996 through the Closing Date accruing to the Company.

                 (d) If the Non-Aldwell Spraberry Properties have not been sold prior to Closing, then Seller shall acquire the Non-Aldwell Spraberry Properties (which shall be transferred by the Company making a distribution to the Seller prior to the Closing Date), in which case the Purchase Price will be decreased by $7,800,000 minus the net cash flow generated from such properties after March 31, 1996 through the Closing Date accruing to the Company.

                 (e) The Purchase Price shall be decreased by the amount of the Intercompany Account Balance as of the Closing Date.

                 (f) If applicable, the Purchase Price shall be reduced as provided in Article V.

                 (g) If applicable, the Purchase Price shall be increased as provided in Section 6.04.

                 1.05 Post-Closing Adjustment. By May 15, 1996, Parent, Purchaser and the Company shall use all reasonable efforts to cause Deloitte & Touche LLP, the Company's certified public accountants, to audit a balance sheet of the Company as of March 31, 1996 (the "Audited Balance Sheet"), which Audited Balance Sheet shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with past practice and the Internal Balance Sheet and to deliver such Audited Balance Sheet to Parent and Purchaser as soon as practicable thereafter. If, within 30 days after delivery of the Audited Balance Sheet, neither Purchaser nor Parent has given the other notice of its objection to the determination of the current assets or the current liabilities or any other elements of Net Working Capital reflected in the Audited Balance Sheet (setting forth the basis of its objection), then the current assets and current liabilities and any other elements of Net Working Capital reflected on such Audited Balance Sheet will be used in computing the adjustments to the Purchase Price in accordance with this
Section 1.05. If either Purchaser or Parent gives such notice of objection, then the issues in dispute will be submitted to Coopers & Lybrand L.L.P., certified public accountants (the "Accountants"), for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each of Parent and Purchaser will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its subsidiaries (or its independent public accountants) and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both Parent and Purchaser by the Accountants, will be binding and conclusive on the parties; and (iii) Parent and Purchaser will each bear 50% of the fees of the Accountants for such determination. For purposes hereof, the "Determination Date" shall be the date 30 days after delivery of the Audited Balance Sheet (or such other date agreed to by Parent and Purchaser) if neither Purchaser nor Parent has given the other notice of objection by such date or, if such a notice of objection has been given, the date the determination by the Accountants is delivered to Parent and Purchaser. To the extent that the Net Working Capital shown on the Audited Balance Sheet exceeds the Net Working Capital shown on the Internal Balance Sheet, then Purchaser shall, within five Business Days of the Determination Date, pay to Parent the amount of the excess plus interest on such amount from March 31, 1996 through the date of payment at LIBOR plus 1%. To the extent that the Net Working Capital shown on the Internal Balance Sheet exceeds the Net Working Capital shown on the Audited Balance Sheet, then Parent shall, within five Business Days of the Determination Date, pay to Purchaser the amount of the excess plus interest on such amount from March 31, 1996 through the date of payment at LIBOR plus 1%.

                 1.06 Certain Liabilities. It is the intent of the parties that Parent will cause the Company's Long-Term Debt to be eliminated at or prior to the Closing at no cost to the Company and without otherwise adversely affecting the Company. At or prior to the Closing, Parent shall cause the Long-Term Debt of the Company to be repaid or otherwise satisfied or Parent shall obtain a full release of the Company's liability thereunder without the use of any of the Company's assets except to the extent that the Company is kept whole as contemplated by the preceding sentence, and, thereafter, the Intercompany Account Balance as of the Closing Date shall be determined. On the Closing Date, in addition to the payment of the Purchase Price as contemplated by Section 1.04, Purchaser shall purchase the Intercompany Account Balance from Parent for a cash amount equal to the Intercompany Account Balance.

                                   ARTICLE II

              Representations and Warranties of Parent and Seller

                 Except as otherwise disclosed in this Agreement or in the Schedules attached hereto, and except as known to Purchaser or ECT as of April 1, 1996, Parent and Seller hereby represent and warrant that:

                 2.01 Organization and Good Standing. Each of Parent and Seller and the Company is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, and each has all requisite corporate power and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently conducted. Parent owns all of the outstanding capital stock of Seller. Parent and Seller have heretofore delivered to Purchaser true, correct and complete copies of the charter and bylaws, each as amended to the date hereof, of the Company. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect.

                 2.02 Corporate Authority; Authorization of Agreement. Parent and Seller have all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by them.
The execution and delivery of this Agreement by Parent and Seller, the performance by Parent and Seller of all the terms and conditions hereof to be performed by them and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Boards of Directors of Parent and Seller. This Agreement has been duly executed and delivered by Parent and Seller and constitutes the valid and binding obligation of Parent and Seller, enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 2.03 Capitalization of the Company. The authorized capital stock of the Company consists solely of 10,000 shares of Common Stock, 1,000 of which are issued and outstanding on the date hereof. All of such outstanding shares are owned beneficially and of record by Seller free and clear of all Encumbrances. Except as provided by this Agreement, there are no outstanding subscriptions, options, convertible securities, warrants or calls of any kind issued or granted by or binding upon Seller or the Company to purchase or otherwise acquire any security of or equity interest in the Company. All the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none has been issued in violation of the preemptive rights of any shareholder and, with the exception of the approval by a majority of votes cast by holders of ordinary shares of Parent present and voting at a meeting as contemplated by

Section 4.01(h), no further corporate action is required to authorize and approve the transactions contemplated hereby on the part of Parent and Seller.

                 2.04 No Subsidiaries. The Company does not control, directly or indirectly, or hold rights to acquire, any other Entity.

                 2.05 No Violations. Except as set forth in Schedule 2.05, and assuming expiration or termination of the applicable waiting period under the HSR Act, if applicable, this Agreement and the execution and delivery hereof by Parent and Seller do not and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

                 (a) conflict with, or require the consent of any Person under, any of the terms, conditions or provisions of the memorandum and articles of association or the charter or bylaws or other organizational documents, as applicable, of Parent, Seller or the Company, assuming receipt of the approval of the shareholders of Parent as contemplated by Section 4.01(h);

                 (b) violate any provision of, or, except with respect to the HSR Act, if applicable, require any filing, consent, authorization or approval under, any Legal Requirement applicable to or binding upon Parent, Seller or the Company (assuming receipt of all routine governmental consents typically received after consummation of transactions of the nature contemplated by this Agreement);

                 (c) conflict with, result in a breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which Parent, Seller or the Company is a party or by which Parent, Seller or the Company is bound or to which any of their respective properties is subject or (ii) any lease, license, contract or other agreement or instrument to which Parent, Seller or the Company is a party or by which either of them is bound or to which any of their respective properties is subject; or

                 (d) result in the creation or imposition of any lien, charge or other encumbrance upon the assets of the Company or upon the Shares;

which, with respect to the matters specified in clauses (b) through (d) of this
Section 2.05, might reasonably be expected to have a Material Adverse Effect.

                 2.06 No Default; Compliance with Laws and Regulations. Except as set forth in Schedule 2.06, to the best of Parent's knowledge:

                 (a) the Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which the Company is a party or by which the Company is bound or to which any of its properties is subject, (ii) any order, judgment or decree of any Governmental Authority or (iii) any other agreement, contract, lease, license or other instrument, which default or potential default might reasonably be expected to have a Material Adverse Effect; and

                 (b) the Company is in compliance with all Legal Requirements applicable to its business and operations, noncompliance with which might reasonably be expected to have a Material Adverse Effect.

                 2.07     Intentionally Omitted.

                 2.08 Absence of Certain Changes. Except as provided for or disclosed in this Agreement, Schedule 2.08 or in the other schedules to this Agreement, since January 31, 1996, the Company has conducted its business in the ordinary course and there has not been:

                 (a) any material adverse change in the business, financial condition or results of operations of the Company, which change was not the result of an industry-wide development generally affecting companies in the oil or gas industry;

                 (b) any damage, destruction or loss to or of the properties and assets of the Company, whether or not covered by insurance, that has had, or might reasonably be expected to have, a Material Adverse Effect;

                 (c) any issuance by the Company of any shares of capital stock or the grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                 (d) any sale, lease or other disposition of properties and assets of the Company other than in the ordinary course of business;

                 (e) any merger or consolidation of the Company with any other Person or any acquisition by the Company of the stock or business of another Person;

                 (f) any borrowing, assumption or guarantee of, or agreement to borrow, assume or guarantee, funds by the Company;

                 (g) any mortgage, pledge or grant of a lien or security interest in any property of the Company, other than in the ordinary course of business that will not, individually or in the aggregate, materially detract from the value of the property subject thereto (except any such encumbrance that will be released at or before the Closing);

                 (h) any change in any method of accounting or accounting practice or accounting policy by the Company, or in any manner of keeping the books, accounts or records of the Company (except for any such change required by reason of a concurrent change in generally accepted accounting principles), or any reclassification of non-current assets to current assets, or any reclassification of current liabilities to non-current liabilities;

                 (i) any increase in compensation, remuneration, bonus or in any benefits, including under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company (except in accordance with past practices as to frequency, timing and amount), or any grant of or agreement by the Company to pay any severance or termination pay, to any officer, director or person (including any independent contractor) employed by the Company, any entering into of any employment, deferred compensation or other similar agreement by the Company (or any amendment to any such existing agreement) with any officer, director or person employed by the Company or any increase in benefits payable under any existing severance or termination pay policies or employment agreements covering any officer, director or person employed by the Company;

                 (j) any labor dispute or work stoppages or threats thereof by or with respect to persons employed by the Company in either case which would have a Material Adverse Effect;

                 (k) any settlement entered into or any consent made to any order, decree or judgment relating to or arising out of any lawsuit or other proceeding relating to the Company;

                 (l) any payment or transfer of property by the Company to the Seller or Parent, except as expressly permitted by this Agreement;

                 (m) entry into, termination of, or receipt of notice of termination of any agreement involving a total remaining commitment by or to the Company of more than $500,000;

                 (n) any cancellation or compromise of debts owed to the Company or any waiver of claims or rights of the Company; or

                 (o) any contract or commitment to do any of the foregoing.

                 2.09 Taxes. (a) Except as set forth in Schedule 2.09, (i) Seller has (or will have by the Closing Date) caused to be timely filed with the appropriate Governmental Authorities all material Tax Returns, information returns or statements and reports required to be filed on or before the Closing Date by or with respect to the Company, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is or will be true, correct and complete in all material respects, (iii) all Taxes shown as due on each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to the Company have been or will be satisfied in all material respects, (v) Seller has not received and does not have any knowledge of any notice of deficiency or assessment or proposed deficiency or assessment with respect to the Company or any of its properties from any Tax authority, (vi) there are no outstanding agreements or waivers by or with respect to the Company that extend the statutory period of limitations applicable to any Tax Returns for any period, (vii) none of the property of the Company is held in an arrangement that could be classified as a partnership for Tax purposes, and the Company does not own any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1296 of the Code) or other Entity the income of which is required to be included in the income of the Company.

                 (b) The Company is a member of the "affiliated group" (within the meaning of section 1504(a) of the Code) of which Seller is the "common parent" and Company is included in the consolidated federal income tax return filed by Seller with respect to such affiliated group.

                 2.10     Contracts, Agreements, Plans and Commitments.
Schedule 2.10 sets forth a list of the following contracts, agreements, plans and commitments to which the Company is a party or by which the Company or any of its material properties is bound:

                 (a) any contract, commitment or agreement that involves aggregate expenditures by the Company of more than $100,000 per year, other than (i) contracts, commitments or agreements listed pursuant to other clauses of this Section 2.10 and (ii) contracts, commitments or agreements entered into in the ordinary course of business in respect of a single service or property, which collectively involve expenditures by the Company aggregating less than $500,000 per year;

                 (b) any indenture, trust agreement, loan agreement or note under which the Company has outstanding indebtedness, obligations or liabilities for borrowed money;

                 (c) any lease, sublease, installment purchase or similar arrangement for the use or occupancy of real property (other than the Leases) that involves aggregate expenditures by the Company of more than $100,000 per year, together with a list of the location of such leased property, the date of termination of such arrangements, the name of the other party and the annual rental payments required to be made for such arrangements;

                 (d) any guaranty, direct or indirect, by Parent, Seller or any Seller Affiliate of any contract, lease or agreement entered into by the Company;

                 (e) any agreement of surety, guarantee or indemnification by the Company outside of the ordinary course of business; and

                 (f) any written contract or agreement with Parent, Seller or any Seller Affiliate relating to the provision of goods or services or otherwise, that will not be cancelled or terminated prior to the Closing Date.

                 2.11 Title to Oil and Gas Properties. The Company has, or will have at the Closing Date, Defensible Title to the Major Oil and Gas Interests listed on Schedule 2.11. Purchaser's exclusive remedy for any breach of the warranty set forth in the immediately preceding sentence shall be the remedy provided in Article V.

                 2.12 Status and Operation of Oil and Gas Properties. Except as set forth on Schedule 2.12 hereto:

                 (a) To the best knowledge of Parent, the Leases in which the Company holds Major Oil and Gas Interests are in full force and effect in accordance with their respective terms.

                 (b) To the best knowledge of Parent, the Material Oil and Gas Contracts are in full force and effect in accordance with their respective terms.

                 (c) The Company has not (i) received any material advance, "take-or-pay" or other similar payments under production sales contracts that entitle the purchasers to "make up" or otherwise receive deliveries of Hydrocarbons at any time after the Closing Date without paying at such time the contract price therefor or (ii) taken or received any material amount of Hydrocarbons under any gas balancing agreements or any similar arrangements that permit any Person to thereafter receive any portion of the interest of the Company to "balance" any disproportionate allocation of Hydrocarbons.

                 (d) All Taxes based on or measured by the ownership of the Oil and Gas Interests or the production of Hydrocarbons or the receipt of proceeds therefrom that have become due and payable with respect to the Oil and Gas Interests have been timely paid, except such taxes as are being contested in good faith.

                 2.13     Litigation.  Except as set forth in Schedule 2.13:

                 (a) There is no action, suit or proceeding pending or, to the knowledge of Parent or Seller, threatened against the Company or any of its properties claiming an amount in excess of $50,000 or any other relief which, if granted, would have a Material Adverse Effect or that would prevent the consummation of the transactions contemplated by this Agreement.

                 (b) The Company is not charged with a violation of, or, to the knowledge of Parent or Seller, threatened with a charge of a violation of, any Legal Requirement relating to any aspect of its business, which violation might reasonably be expected to have a Material Adverse Effect.

                 2.14     Environmental Matters.  Except as specified in
Schedule 2.14, there is no Environmental Claim or Environmental Condition with respect to the Oil and Gas Interests or resulting from operations at the Oil and Gas Interests, nor with respect to any property (of any type or character) formerly owned or operated by the Company (but only to the extent that any such Environmental Claim or Environmental Condition associated with a formerly owned or operated property could result in the imposition of any material liability on the Company).

                 2.15 Insurance. Schedule 2.15 hereto sets forth a list of all material insurance policies and programs of self-insurance maintained by Parent, Seller or any Seller Affiliate, by which the Company or any of its properties or assets are covered against present losses, all of which are now in full force and effect. To the extent that any such policy is owned or held by Parent, Seller or any Seller Affiliate, it may be terminated at any time after the Closing; provided, however, that Parent and Seller agree to maintain such policies (or policies of substantially the same nature) in full force and effect at all times until the Closing.

                 2.16 Employee Benefit Matters. (a) Schedule 2.16(a) lists each of the following, which is sponsored, maintained or contributed to by the Company for the benefit of the employees of the Company, or has been so sponsored, maintained or contributed to within six years prior to the Closing
Date:

                          (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) ("Plan");

                          (ii) each personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 2.16(a)(i) ("Benefit Program or Agreement").

                 (b) True, correct and complete copies of each of the Plans, and related trusts, if applicable, including all amendments thereto, have been made available for Purchaser's review. With respect to each Plan required to file such report and description, the most recent report on Form 5500 and the summary plan description have been made available for Purchaser's review. True and correct and complete copies or descriptions of all Benefit Programs and Agreements have been made available for Purchaser's review.

                 (c)      Except as otherwise set forth on Schedule 2.16(c),

                          (i) The Company does not contribute to or have an obligation to contribute to, and has not at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, a multiemployer plan, within the meaning of Section 3(37) of ERISA; and

                          (ii) The Company does not maintain and has not at any time within six years prior to the Closing Date maintained any Plan which is or was subject to Title IV of ERISA.

                 (d) Except to the extent any of the following would not reasonably be expected to have a Material Adverse Effect or except as otherwise set forth on Schedule 2.16(d),

                          (i) The Company has substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the Plans and the Benefit Programs and Agreements, and to the knowledge of Parent or Seller there have been no material defaults or violations by any other party to the Plans or Benefit Programs and Agreements;

                          (ii) All reports and disclosures relating to the Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan and Benefit Program or Agreement has been administered in substantial compliance with its governing documents;

                          (iii) Each of the Plans intended to be qualified under section 401 of the Code satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or, to the knowledge of Seller, operated in a way which would adversely affect such qualified status;

                          (iv) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Parent or Seller, threatened against, or with respect to, any of the Plans or Benefit Programs and Agreements or their assets;

                          (v) All contributions required to be made to the Plans pursuant to their terms and provisions have been made timely;

                          (vi)    As to any Plan intended to be qualified under
                 section 401 of the Code, there has been no termination or partial termination of the Plan within the meaning of section 411(d)(3) of the Code;

                          (vii) No act, omission or transaction has occurred which would result in imposition on the Company of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections
                 (c), (i) or (1) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

                          (viii) To the knowledge of Parent or Seller, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation;

                          (ix) Any trust funding a Plan which is intended to be exempt from federal income taxation pursuant to section 501(c)(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status; and

                          (x) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) require the Company to make a larger contribution to, or pay greater benefits under, any Plan, Benefit Program or Agreement than it otherwise would or (B) create or give rise to any additional vested rights or service credits under any Plan or Benefit Program.

                 (e) Except as otherwise set forth in Schedule 2.16(e), the Company is not a party to any agreement, nor has it established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for the Company upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

                 (f) In connection with the consummation of the transaction contemplated by this Agreement and except as disclosed on
         Schedule 2.16(f), no payments have or will be made under the Plans or Benefit Programs and Agreements which, in the aggregate, would result in imposition of the sanctions imposed under sections 280G and 4999 of the Code.

                 (g) Each Plan which is an "employee welfare benefit plan", as such term is defined in Section 3(l) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

                 (h) None of the Company's employees are subject to union or collective bargaining agreements with the Company.

                 2.17 SEC Reports. The Company is not under any present obligation to file any reports with the Commission, under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

                 2.18 Public Utility Holding Company. The Company is not a "holding company" or a "subsidiary company" of a "holding company", or an affiliate of a "holding company" or a "subsidiary company" of a "holding company", in each case within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                 2.19 Books and Records. To the best knowledge of Parent, all original existing lease files, land files, well files, abstracts, title opinions, maps, electric logs, geological data, and all corporate and other records of every type and description that relate solely to the business of the Company and that are in the possession of Parent, Seller or any Seller Affiliate (other than consolidated tax returns and other similar documents reflecting the combination of the Company with other interests of Parent or Seller and its other subsidiaries) are, or shall prior to the Closing Date be, located in the offices of the Company.

                 2.20 Entire Business. No portion of the business of the Company as currently conducted is conducted by Parent or Seller (other than through the Company) and all the business of the Company as currently conducted is conducted by the Company. To the best knowledge of Parent, the assets of the Company constitute all of the assets and properties necessary for the conduct of the Company's business in the ordinary course in the same manner as has been conducted in the past.

                                  ARTICLE III

              Representations and Warranties of Purchaser and ECT

                 Except as otherwise disclosed in this Agreement or in the Schedules attached hereto, Purchaser and ECT hereby represent and warrant that:

                 3.01 Organization and Good Standing. Each of Purchaser and ECT is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

                 3.02 Corporate Authority; Authorization of Agreement. Purchaser and ECT have all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by them. The execution and delivery of this Agreement by Purchaser and ECT, the performance by Purchaser and ECT of all the terms and conditions hereof to be performed by them and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Boards of Directors of Purchaser and ECT. This Agreement has been duly executed and delivered by Purchaser and ECT and constitutes the valid and binding obligation of Purchaser and ECT, enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 3.03 No Violations. Assuming the expiration or termination of the applicable waiting period under the HSR Act, if applicable, this Agreement and the execution and delivery hereof by Purchaser and ECT do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

                 (a) conflict with, or require the consent of any Person under, any of the terms, conditions or provisions of the charter or bylaws of Purchaser or ECT;

                 (b) violate any provision of, or, except with respect to the HSR Act, if applicable, require any filing, consent, authorization or approval under, any Legal Requirement applicable to or binding upon Purchaser or ECT (assuming receipt of all routine governmental consents typically received after consummation of transactions of the nature contemplated by this Agreement);

                 (c) conflict with, result in a breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which Purchaser or ECT is a party or by which Purchaser or ECT is bound or to which any of their respective properties is subject or (ii) any lease, license, contract or other agreement or instrument to which Purchaser or ECT is a party or by which either of them is bound or to which any of its properties is subject; or

                 (d) result in the creation or imposition of any lien, charge or other encumbrance upon the assets of Purchaser or ECT;

which, with respect to the matters specified in clauses (b) through (d) of this
Section 3.03, might reasonably be expected to have a material adverse effect on the ability of Purchaser or ECT to consummate the transactions contemplated hereby.

                 3.04 Funds Available. Purchaser has, or will have prior to the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price at the Closing.

                 3.05 Litigation. There is no action, suit, proceeding or governmental investigation or inquiry pending or, to the knowledge of Purchaser or ECT, threatened against Purchaser or ECT or its subsidiaries or any of their respective properties that might delay, prevent or hinder the consummation of the transactions contemplated hereby.

                                   ARTICLE IV

                      Additional Agreements and Covenants

                 4.01 Covenants of Parent and Seller. Parent and Seller covenant and agree with Purchaser as follows:

                 (a) Certain Changes. Except as may be expressly permitted by this Agreement or set forth in any Schedule hereto, from the date hereof until the Closing, without first obtaining the written consent of Purchaser (which consent shall not be unreasonably withheld), Parent and Seller will cause the Company to conduct its business in the ordinary course consistent with past practice and will use their Best Efforts to cause the Company to preserve substantially intact its business and relationships with officers, employees and customers, and Parent and Seller will not cause the Company to and will use their Best Efforts to not allow the Company to:

                          (i)     declare or pay any dividend or other
                 distribution on its outstanding capital stock or repurchase, redeem or acquire any of such capital stock;

                          (ii) make any material change in the conduct of its business or operations;

                          (iii) except in the ordinary course of business and consistent with past practices, enter into, assign, terminate or amend, in any material respect, any contract or agreement required to be disclosed pursuant to Section 2.10;

                          (iv) issue any equity securities or securities convertible into or exercisable for equity securities, or repurchase, redeem or otherwise acquire any such securities or make or propose to make any other change in its capitalization;

                          (v) merge into or with or consolidate with any other Entity or acquire all or substantially all of the business or assets of any Person;

                          (vi)    make any change in its articles of
                 incorporation or bylaws;

                          (vii) purchase any securities of any Person, except for short-term investments made in the ordinary course of business consistent with past practices;

                          (viii) sell, lease or otherwise dispose of any of its assets or properties other than the Non-Aldwell Spraberry Properties and pursuant to existing contracts or commitments, except sales, leases or dispositions in the ordinary course of business of properties having an aggregate value of $250,000 or less;

                          (ix) purchase, lease or otherwise acquire any property of any kind whatsoever other than in the ordinary course of business;

                          (x)     (A) create, incur, assume or permit
                 additional material indebtedness (including obligations in respect of capital leases), (B) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person in an aggregate amount in excess of $250,000,
                 (C) encumber or grant a security interest in any material assets of the Company, or (D) make any loans or advances to any person other than Parent or Seller, enter into any agreement or instrument relating to the borrowing of money or the extension of credit or enter into any other material transaction, other than in each case in the ordinary course of business consistent with past practice and in an aggregate amount not in excess of $250,000;

                          (xi) adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other Plan, agreement, trust, fund or other arrangement for the benefit or welfare of any current or former director, officer or employee, or increase in any manner the compensation or fringe benefits of any directors, executive officers or employees other than normal salary increases to employees in the ordinary course of business that are consistent with past practice that, in the aggregate, do not result in a material increase in compensation expense to the Company relative to the level in effect prior to such increase, or pay any benefit not provided under any existing plan or arrangement or grant any awards under any other bonus, incentive, performance or other compensation plan or arrangement or Plan;

                          (xii) make any change in its accounting policies or procedures, except as required under generally accepted accounting principles;

                          (xiii) take any action that would, or reasonably might be expected to, result in any of the representations and warranties of Parent and Seller set forth in this Agreement being or becoming untrue in any material respect as of the Closing Date, or in any of the conditions to the Closing set forth in Article VI not being satisfied;

                          (xiv) fail to maintain in full force and effect all of its policies of insurance in existence as of the date hereof or insurance comparable to the coverage afforded by such policies;

                          (xv) enter into any natural gas or other future or options trading or be a party to any price swaps, hedges, futures or similar instruments; or

                          (xvi)   commit itself to do any of the foregoing.

                 (b) Operation of Oil and Gas Properties. Except as may be expressly permitted hereunder or as set forth in any Schedule hereto, from the date hereof until the Closing, without first obtaining the written consent of Purchaser (which consent shall not be unreasonably withheld), Parent and Seller will not cause the Company to and will use their Best Efforts to not allow the Company to:

                          (i) waive any right of material value relating to any of the Oil and Gas Interests;

                          (ii) release or abandon any material part of any of the Oil and Gas Interests (except the abandonment of Leases upon the expiration of their respective primary terms);

                          (iii) sell, transfer, convey, farm out, encumber, mortgage, pledge or dispose of Oil and Gas Interests, with the exception of the Non-Aldwell Spraberry Properties, with a fair market value exceeding either $100,000 on an individual basis or $250,000 in the aggregate;

                          (iv)    commence or consent to any material
                 operations on any Oil and Gas Interest that the Company has not previously committed to and that may be expected to cost the Company in excess of $250,000 (except for emergency operations, in which case the Company shall promptly notify Purchaser and from the date of Purchaser's response to such notice shall once again be subject to the limitations contained in this clause (iv));

                          (v) enter into, modify or terminate any Oil and Gas Contracts unless such modification or termination would be effected by a reasonable and prudent operator; or

                          (vi)    commit itself to do any of the foregoing;

         provided, however, that nothing contained in this Section 4.01(b) or elsewhere in this Agreement shall limit the rights of the Company to produce, consume and sell Hydrocarbons from the Oil and Gas Interests in the ordinary course of business.

                 (c) Certain Covenants With Respect to Major Oil and Gas Interests. Except as may otherwise be expressly provided herein, Parent and Seller will, from the date hereof to the Closing, unless otherwise consented to in writing by Purchaser:

                          (i)     cause the Company to promptly notify
                 Purchaser of the receipt of any written notice or written claim or written threat of notice or claim of which Seller becomes aware relating to any default or breach by the Company under, or of any termination or cancellation or written threat of termination or cancellation of, any of the Major Oil and Gas Interests or Material Oil and Gas Contracts;

                          (ii)    cause the Company promptly to notify
                 Purchaser of any loss of or damage to any portion of the Major Oil and Gas Interests known to Seller or the Company and exceeding $100,000 in amount;

                          (iii) as to Major Oil and Gas Interests operated by the Company, cause to be paid all rentals, shut-in royalties, minimum royalties and other payments that are necessary to maintain in force their rights in and to such Major Oil and Gas Interests, and pay timely all costs and expenses incurred by them in connection with such Major Oil and Gas Interests, except such costs and expenses as are being contested in good faith; and

                          (iv) as to Major Oil and Gas Interests operated by the Company, use its Best Efforts to maintain and operate such Major Oil and Gas Interests in accordance with all applicable Legal Requirements (to the extent consistent with customary practices in the oil and gas industry) and in accordance with the Material Oil and Gas Contracts relating thereto, in substantially the same manner that Seller or the Company heretofore has operated such properties.

                 (d) Access. Parent and Seller will cause the Company to afford to Purchaser and its authorized representatives, at Purchaser's sole expense, risk and cost and upon reasonable notice, reasonable access from the date hereof until the Closing Date, during normal business hours, to the Company's personnel, properties, books and records or the personnel, properties, books and records of Parent, Seller or any Seller Affiliate which are related solely to the Company to the extent that such access and disclosure would not unreasonably interfere with the normal operation of the business of the Company or Parent, Seller or such Seller Affiliate or violate the terms of any agreement by which Seller, the Company or Parent, Seller or such Seller Affiliate is bound or any applicable law or regulation; provided, however, that the confidentiality of any data or information so acquired shall be maintained by Purchaser and its representatives in accordance with Section 4.02(d).

                 (e) Antitrust Notification. If required by applicable Legal Requirements, as promptly as practicable and in any event not more than ten days following the date on which the parties hereto shall have executed and delivered this Agreement, Parent and Seller will file with the Federal Trade Commission and the Department of Justice the notification and report form required for the transactions contemplated hereby and will as promptly as practicable furnish any supplemental information which may be reasonably requested in connection therewith pursuant to the HSR Act.

                 (f)      Intentionally Omitted.

                 (g) Satisfaction or Release of Certain Indebtedness. Prior to the Closing, Parent and Seller will take whatever actions shall be necessary or appropriate to ensure that, as of the Closing, the Long-Term Debt shall be repaid or otherwise satisfied or Parent shall obtain a full release of the Company's liability thereunder without the use of any of the Company's assets except to the extent that the Company is kept whole as contemplated by Section 1.06(a).

                 (h) Meeting of Parent Shareholders. Parent shall, as promptly as reasonably practicable after the date of this Agreement, take all actions necessary in accordance with applicable English Legal Requirements (including any requirements of any stock exchange or other trading market on which Parent's equity securities are traded) and its memorandum and articles of association, to convene an extraordinary general meeting of Parent's shareholders, which shall in any event be held no later than May 14, 1996, for the purpose of passing an ordinary resolution approving this Agreement and the transactions contemplated hereby (the "Shareholders Meeting"), and Parent shall consult with Purchaser and its counsel in connection therewith. Parent's directors (with the exception of Mr. R. Henderson and subject only to the proviso at the end of this paragraph (h)) shall recommend that Parent's shareholders approve this Agreement and the transactions contemplated hereby at the Shareholders Meeting, and Parent shall use its Best Efforts to secure the vote of such number of stockholders as is required by applicable English Legal Requirements and its memorandum and articles of association to approve this Agreement; provided, that nothing in this Section 4.01(h) shall require the Board of Directors of Parent to take any actions or omit to take any actions that would contravene any fiduciary duties owed by the Parent's Board of Directors.

                 (i) Best Efforts. Parent and Seller will use their Best Efforts to obtain the satisfaction of the conditions to Closing set forth in Sections 6.01 and 6.03.

                 (j) No Solicitation. Parent and Seller shall cease immediately all efforts to sell all or any part of the equity, business or assets of the Company (other than sales of assets in the ordinary course of business and except as expressly provided in this Agreement), and:

                          (i) From and after the date of this Agreement and until this Agreement and the transactions contemplated hereby shall have been duly approved by the stockholders of Parent in accordance with Section 4.01 (h), Parent shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, initiate, solicit, negotiate or encourage (including by way of furnishing information), or take any other action to facilitate or entertain, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any proposal or offer (a "Parent Acquisition Proposal") to acquire all or substantially all of the business of Parent and its subsidiaries, or all or substantially all of the capital stock of the Parent, whether by merger, share exchange, purchase of assets, tender offer, exchange offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transaction being referred to herein as a "Parent Acquisition Transaction") or agree to endorse or recommend any such Parent Acquisition Transaction or enter into an agreement relating to a Parent Acquisition Transaction; provided, that nothing in this Section 4.01(j)(i) shall require the Board of Directors of Parent to take any actions or omit to take any actions that would contravene any fiduciary duties owed by the Parent's Board of Directors.

                          (ii) From and after the date of this Agreement and until the earlier of the Closing Date and the termination of this Agreement pursuant to Article VIII, Parent shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, initiate, solicit, negotiate or encourage (including by way of furnishing information), or take any other action to facilitate or entertain, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any proposal or offer (a "Company Acquisition Proposal") to acquire all or substantially all of the business of the Company, or all or substantially all of the capital stock of the Company, whether by merger, share exchange, purchase of assets, tender offer, exchange offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transaction being referred to herein as a "Company Acquisition Transaction") or agree to endorse or recommend any such Company Acquisition Transaction or enter into an agreement relating to a Company Acquisition Transaction.

                          (iii) Parent shall promptly advise Purchaser in writing of any request, whether received before or after April 1, 1996, for nonpublic written information or of any proposal relating to a Company Acquisition Transaction, or any inquiry that could reasonably be expected to lead to any such proposal, the terms of such request, proposal or inquiry, and the identity of the person making any such request, proposal or inquiry.

         (k) Public Announcements. Subject to applicable securities laws or stock exchange requirements, at all times until the Closing Date, Seller shall obtain the approval of Purchaser before issuing, or permitting any of the directors, officers, employees or agents or Seller, the Company or any Seller Affiliate to issue, any press release with respect to this Agreement or the transactions contemplated hereby.

                 4.02 Covenants of Purchaser and ECT. Purchaser and ECT covenant and agree with Parent and Seller as follows:

                 (a) Antitrust Notification. If required by applicable Legal Requirements, as promptly as practicable and in any event not more than ten days following the date on which each of the parties hereto shall have executed and delivered this Agreement, Purchaser (or the applicable ultimate parent entity of Purchaser) will file with the Federal Trade Commission and the Department of Justice the notification and report form required for the transactions contemplated hereby and will as promptly as practicable furnish any supplemental information which may be reasonably requested in connection therewith pursuant to the HSR Act.

                 (b) Best Efforts. Purchaser and ECT will use their Best Efforts to obtain the satisfaction of the conditions to Closing set forth in Sections 6.02 and 6.03.

                 (c) Public Announcements. Subject to applicable securities laws or stock exchange requirements, at all times until the Closing Date, Purchaser shall obtain the approval of Parent before issuing, or permitting any of Purchaser's directors, officers, employees, agents or affiliates to issue, any press release with respect to this Agreement or the transactions contemplated hereby.

                 (d) Confidential Information. In the event that this Agreement is terminated or, if not terminated, until the Closing Date, the confidentiality of any data or information received by Purchaser regarding the business and assets of the Company shall be maintained by Purchaser and its representatives in accordance with the Confidentiality Agreement dated March 13, 1996 executed by ECT and Parent.

                 (e) Use of the Company Name. Promptly after the Closing, Purchaser shall file an amendment to the Company's Articles of Incorporation, and shall take or cause to be taken all other action necessary to eliminate the word "Hardy" or any other expression or words similar thereto from the corporate name of the Company. Within 60 days after the Closing Date, Purchaser shall cause the Company to eliminate the word "Hardy" or any word or expression similar thereto from the name under which it does business, and as promptly as practicable after the Closing Date, but in any event within 60 days after the Closing Date, the foregoing name shall be removed from the Company's property, stationery and literature, and thereafter neither Purchaser nor the Company shall use any logos, trademarks or trade names belonging to Seller or any Seller Affiliate.

                  (f) Assumption of Severance Plan. As of April 1, 1996, Purchaser and ECT shall cause the Company to become liable for all payments under and to assume all liabilities under the 1996 Severance-Stay On Bonus Plan instituted in February 1996 for the benefit of the Company's employees.

                                   ARTICLE V

                                 Title Matters

                 5.01 Notice of Asserted Title Defects. To assert a claim with respect to Title Defects, Purchaser must, within 30 days after the date of this Agreement, furnish Parent with written notice specifying in detail each Title Defect asserted by Purchaser to exist, the Major Oil and Gas Interest that each such Title Defect affects and the Title Defect Amount estimated by Purchaser for such Title Defect. At or before the end of such 30-day period, Purchaser shall deliver to Parent an aggregate list of all asserted Title Defects, and any Title Defects not noted on such list shall conclusively be deemed to be Permitted Encumbrances.

                 5.02 Counter-Notice. Upon being notified by Purchaser pursuant to Section 5.01 of any asserted Title Defect, Parent shall give written counter-notice within 10 days to Purchaser that either (a) it intends to cure such Title Defect or (b) that it disagrees that there is a Title Defect. If Parent gives counter-notice of intent to cure an asserted Title Defect, it shall then have the Cure Period to cure such Title Defect at its own expense. If Parent gives counter-notice that it disagrees there is a Title Defect, then the Title Defect Amount, if any, shall be determined by arbitration pursuant to Section 5.05. The failure of Parent to deliver written counter-notice shall be deemed to be an admission of the existence of such Title Defect and a waiver of its right to cure such Title Defect.

                 5.03 Liability for Uncured Title Defects. Seller shall be liable to Purchaser as determined pursuant to Section 5.04 for Title Defects asserted against Parent not cured during the Cure Period; provided, however, that if Parent or Seller attempts to cure such asserted Title Defect within the Cure Period and the parties disagree as to whether such cure is successful, then the matter shall be submitted to arbitration as set forth in Section 5.05. The amount of Seller's liability shall be limited, however, to the amount by which the Net Defect Amount determined pursuant to Section 5.04 exceeds $2,000,000. If the Net Defect Amount determined pursuant to Section 5.04 is known at Closing and exceeds $2,000,000 at such time, the Purchase Price shall be reduced by the amount of such excess; provided, however, that if the Net Defect Amount exceeds $10,000,000, Parent and Seller shall have the right to terminate this Agreement in its entirety unless Purchaser waives its right hereunder to recover any amount in excess of $10,000,000. If the Net Defect Amount exceeds $25,000,000, Purchaser shall have the right to terminate this Agreement in its entirety. Net Defect Amounts in excess of $2,000,000 that are not satisfied through reductions in the Purchase Price shall be paid to Purchaser as set forth in Section 5.07, and any such payment shall be treated as a decrease in the Purchase Price.

                 5.04 Method of Determination of Title Defect Amounts. Title Defect Amounts for each asserted Title Defect, respectively, shall be determined as follows:

                 (a) Parent may at any time by written notice accept Purchaser's estimate of a Title Defect Amount furnished under Section 5.01;

                 (b) If Parent does not accept Purchaser's estimate of a Title Defect Amount and the asserted Title Defect is not cured during the Cure Period, either because Parent's attempt to cure was unsuccessful, because the parties disagreed as to whether a cure was successful or because Parent did not give notice of intent to cure under Section 5.02, the Closing shall nevertheless take place and the Title Defect Amount shall be determined by arbitration after the end of the Cure Period.

                 5.05     Arbitration Procedures.  If any matter is required by
Section 5.02, 5.03 or 5.04(b) to be arbitrated, such arbitration shall be conducted as set forth in this Section 5.05.

                 (a) The parties shall jointly select a mutually acceptable person as the sole arbitrator under this Agreement. If the parties are unable to agree upon the designation of a person as arbitrator, then either Parent or Purchaser may in writing request the judge of the United States District Court for the Southern District of Texas senior in term of service to appoint a qualified arbitrator.

                 (b) Any arbitration hearing shall be held at a place in Houston, Texas acceptable to the arbitrator.

                 (c) The arbitrator shall settle disputes over Title Defects or Title Defect Amounts and as to Parent's attempt to cure any Title Defects in accordance with the Texas General Arbitration Act and the Commercial Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of such Act and the terms hereof. Such arbitrator shall hear all arbitration matters arising under this Article V. The decision of the arbitrator shall be binding upon the parties, and may be enforced in any court of competent jurisdiction. Parent and Purchaser, respectively, shall bear their own legal fees and other costs incurred in presenting their respective cases. The charges and expenses of the arbitrator shall be shared equally by Parent and Purchaser.

                 (d) The arbitration shall commence within ten days after the arbitrator is selected as set forth in Section 5.05(a) above. In fulfilling his duties with respect to determining each

         Title Defect Amount, the arbitrator shall be bound by the rules set forth in Section 5.06 below. In fulfilling any of his arbitration duties, the arbitrator may consider such other matters as in the opinion of the arbitrator are necessary or helpful to make a proper evaluation. Additionally, the arbitrator may consult with and engage disinterested third parties, including, without limitation, petroleum engineers, attorneys and consultants, to advise the arbitrator.

                  (e) If any arbitrator selected hereunder (whether selected by Parent and Purchaser or the senior judge) should die, resign or be unable to perform his duties hereunder, the parties or senior judge (or such judge's successor) selecting such arbitrator shall select a replacement arbitrator. The aforesaid procedure shall be followed from time to time as necessary.

                 5.06 Calculation of Title Defect Amounts. When calculating a Title Defect Amount, Parent, Purchaser and the arbitrator shall consider, among other matters, the present value of the Major Oil and Gas Interest affected by the Title Defect, the legal effect of the Title Defect and, in relation to the affected Major Oil and Gas Interest's value, the probable economic effect of the Title Defect over the life of the Major Oil and Gas Interest.

                 5.07 Payment in Respect of Uncured Title Defects. Within 10 business days after the later of the end of the Cure Period or, if any asserted Title Defect is submitted to arbitration, the completion of arbitration with respect to all disputed Title Defect Amounts, Parent shall cause Seller to pay to Purchaser, in immediately available funds, the amount, if any, owing to Purchaser under Section 5.03, and any such payment shall be treated as a decrease in the Purchase Price. Interest shall accrue at the rate of LIBOR plus 1% from the due date with respect to any such amount which is not paid when due.

                                   ARTICLE VI

                             Conditions to Closing

                 6.01 Conditions to the Obligations of Purchaser. The obligations of Purchaser to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by Purchaser:

                 (a) Compliance. Except as otherwise contemplated or permitted by Article V hereof and except for such breaches of representations or warranties by and covenants of Parent or Seller made herein which would not, in the aggregate, have a Material Adverse Effect (it being the intent of the parties not to apply a double materiality threshold), the representations and warranties made herein by Parent and Seller shall be correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, and Parent and Seller shall have complied with all the covenants hereof required by this Agreement to be performed by them at or prior to the Closing Date.

                 (b) Officer's Certificate. Purchaser shall have received certificates, dated the Closing Date, of executive officers of Parent and Seller certifying as to the matters specified in Section 6.01(a) hereof.

                 (c) Legal Opinion. Purchaser shall have received from Freshfields, counsel to Parent, an opinion relating solely to Parent, and Fulbright & Jaworski, L.L.P., counsel to Seller, an opinion relating to Seller and the Company, in each case dated the Closing Date, to the effect that:

                          (i) Each of Parent, Seller and the Company is a corporation duly organized, validly existing and, in the case of Seller and the Company, in good standing under the laws of its respective jurisdiction of incorporation; and Seller and the Company have all requisite corporate power and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently conducted; and the Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of the Company, taken as a whole.

                          (ii)    Parent and Seller have all requisite
                 corporate power and authority to execute and deliver the Agreement; Parent has the corporate capacity to perform its obligations under the Agreement; and Seller has all requisite corporate power and authority to consummate the transactions contemplated thereby and to perform all the terms and conditions hereof to be performed by it; the execution and delivery of the Agreement by Parent and Seller, the performance by Parent and Seller of all the terms and conditions thereof to be performed by them and the consummation of the transactions contemplated thereby have been duly authorized and approved by the Board of Directors of Seller and by the shareholders of Parent at the Shareholders Meeting; and this Agreement has been duly executed and delivered by Parent and Seller.

                          (iii) The authorized capital stock of the Company consists solely of shares of Common Stock, 1,000 of which are validly issued and outstanding, fully paid and nonassessable, none of which was issued in violation of the preemptive rights of any stockholder and all of which are owned of record and beneficially by Seller, free and clear of any liens, pledges, security interests, charges or encumbrances, and, to the best of such counsel's knowledge, there are no outstanding options, warrants or calls of any kind relating to any capital stock of the Company.

                          (iv) The execution and delivery by Parent and Seller of this Agreement do not, and, in the case of Seller, the consummation of the transactions contemplated hereby will not, violate any provision of, or constitute a default (without regard to any requirement of notice or lapse of time or both) under, the memorandum and articles of association or the charter or bylaws, as applicable, of Parent, Seller or the Company.


                 (d) Resignations. There shall have been delivered to Purchaser the resignation, effective no later than the Closing Date, of each director of the Company who is not a member of management of the Company.

                 6.02 Conditions to the Obligations of Parent and Seller. The obligations of Parent and Seller to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by Parent and Seller:

                 (a) Compliance. Except as otherwise contemplated or permitted by Article V hereof and except for such breaches of representations or warranties by and covenants of Purchaser or ECT made herein which would not, in the aggregate, have a material adverse effect on the ability of Purchaser or ECT to consummate the transactions contemplated hereby (it being the intent of the Parties not to apply a double materiality threshold), the representations and warranties made herein by Purchaser and ECT shall be correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, and Purchaser and ECT shall have complied with all the covenants hereof required by this Agreement to be performed by them at or prior to the Closing Date.

                 (b) Officer's Certificate. Seller shall have received certificates dated the Closing Date of executive officers of Purchaser and ECT, certifying as to the matters specified in Section 6.02(a) hereof.

                 (c) Legal Opinion. Seller shall have received from Vinson & Elkins L.L.P., counsel to Purchaser and ECT, an opinion dated the Closing Date to the effect that:

                          (i) Each of Purchaser and ECT is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

                          (ii)    Purchaser and ECT have all requisite
                 corporate power and authority to execute and deliver the Agreement, to consummate the transactions contemplated thereby and to perform all the terms and conditions thereof to be performed by them; the execution and delivery of the Agreement by Purchaser, the performance by

                 Purchaser of all of the terms and conditions thereof to be performed by them and the consummation of the transactions contemplated thereby have been duly authorized and approved by the Boards of Directors of Purchaser and ECT; and this Agreement has been duly executed and delivered by Purchaser.

                          (iii) The execution and delivery by Purchaser and ECT of the Agreement do not, and the consummation of the transactions contemplated thereby will not, violate any provision of, or constitute a default (without regard to any requirement of notice or lapse of time or both) under, the charter or bylaws of Purchaser or ECT.

                 6.03 Mutual Conditions to the Obligations. The obligations of Purchaser and of Parent and Seller to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by each of Purchaser, Parent and Seller.

                 (a) HSR Act. If applicable, the waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

                 (b) No Orders. The Closing hereunder shall not violate any order or decree of any Governmental Authority having competent jurisdiction over the transactions contemplated by this Agreement; provided, however, that if such order or decree is a temporary restraining order or other ex parte order or decree and all other conditions precedent to Closing have been satisfied or waived, the Closing Date shall be extended to a date five business days subsequent to the date on which the temporary restraining order or such other ex parte order or decree ceases to be in effect.

                 (c) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been duly approved by a majority of the votes cast by holders of ordinary shares of Parent present and voting at the Shareholders Meeting contemplated by Section 4.01(h);

                 (d) Participation Agreement. Parent and the Company shall have executed and delivered to each other a Participation Agreement, in substantially the form attached hereto as Exhibit A.

                 6.04 Other Closing Matters. In the event Purchaser or ECT becomes aware that any representation or warranty of Parent or Seller contained in this Agreement is not true and correct in any material respect and if Purchaser or ECT does not notify Parent within one Business Day after becoming aware of such inaccuracy, then in the event that the Closing is delayed as a result of Purchaser not so notifying Parent, the Purchase Price shall be increased by LIBOR plus 1% for the period of such delay; provided, however, that such period shall not exceed the number of days between the day following Purchaser or ECT becoming aware of such inaccuracy and the earlier of

(i) the date Parent becomes aware of such inaccuracy or (ii) the date Purchaser or ECT notifies Parent of such inaccuracy.


                                      VII

                                     Taxes

                 7.01 Section 338(h)(10) Elections. (a) Purchaser and Seller (as the common parent of the affiliated group of corporations filing a consolidated federal income Tax Return which includes the Company (the "Seller Group")) shall within the time period prescribed by law for the filing thereof, join in making a timely, irrevocable and effective election under section 338(h)(10) of the Code and a similar election under any applicable state income tax law (collectively, the "Section 338(h)(10) Elections") with respect to Purchaser's purchase of the Shares. At the Closing Seller shall deliver to Purchaser an Internal Revenue Service Form 8023A with respect to Purchaser's purchase of the Shares, which form shall have been duly executed by an authorized person for Seller. Within 120 days following the Closing, Purchaser shall deliver to Seller and Seller shall duly execute and deliver to Purchaser the state Tax forms necessary for effectuating the Section 338(h)(10) Elections (the "State Forms"). Purchaser shall cause the Form 8023A and the State Forms (collectively, the "Forms") to be duly executed by an authorized person for Purchaser, shall complete the schedules required to be attached thereto, shall provide a copy of the executed Form and schedules to Seller, and shall duly and timely file the Forms as prescribed by Treasury Regulation 1.338(h)(10)-1 or the corresponding provisions of applicable state income Tax law.

                 (b) Purchaser and Seller shall jointly prepare all schedules required to be attached to the Forms within 120 days following the Closing Date (the "Tax Schedules"). Purchaser and Seller shall prepare all relevant Tax Returns in a manner consistent with the Tax Schedules. With respect to any items to be included in the Tax Schedules as to which Purchaser and Seller are unable to agree, the allocation proposed by Purchaser shall be reflected on the Tax Schedules provided that the Accountants determine that such allocation is reasonable. Purchaser and Seller shall jointly bear the cost of any review by the Accountants and shall provide the Accountants with all relevant information requested in connection with their resolution of the disputed items.

                 7.02     Preparation and Filing of Tax Returns.

                 (a) With respect to each Tax Return covering a taxable period ending on or before March 31, 1996, that is required to be filed after the Closing Date for, by or with respect to the Company (other than the consolidated Tax Returns described in paragraph (c)), Parent and Seller shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all items of income, gain, loss, deduction and credit or other items (collectively "Tax Items") required to be included therein, and shall deliver the original of such Tax Return to Purchaser at least 15 days prior to the due date (including extensions) of such Tax Return. If the amount of the Tax shown to be due on such Tax Return (after giving effect to any credits for the amount of Tax, if any, paid on or prior to March 31, 1996, as shown on such Tax Return) exceeds the amount reflected as a current liability for such Tax on the Audited Balance Sheet, Parent or Seller shall pay to Purchaser the amount of such excess not less than 5 days prior to the due date of such Tax Return. If the amount of Tax shown to be due on such Tax Return (after giving effect to any credits for the amount of Tax, if any, paid on or prior to March 31, 1996, as shown on such Tax Return) is less than the amount reflected as a current liability for such Tax on the Audited Balance Sheet, Purchaser shall pay to Seller the amount of such excess reserve not less than 5 days prior to the due date of such Tax Return. Purchaser shall cause the Company to file timely such Tax Return with the appropriate taxing authority and to pay the amount of Taxes shown to be due on such Tax Return.

                 (b) With respect to each Tax Return covering a taxable period beginning on or before March 31, 1996, and ending after March 31, 1996, that is required to be filed after the Closing Date for, by or with respect to the Company (other than the consolidated Tax Returns described in paragraph
(c)), Purchaser shall cause such Tax Return to be prepared and shall cause to be included in such Tax Return all Tax Items required to be included therein. Purchaser shall determine (by an interim closing of the books as of March 31, 1996, except for ad valorem Taxes and franchise Taxes based on capital which shall be prorated on a daily basis) the portion, if any, of the Tax due with respect to the period covered by such Tax Return which is attributable to the Company for a Pre-Closing Taxable Period after giving effect to any credits for the amount of such Tax, if any, paid on or prior to March 31, 1996. At least 30 days prior to the due date (including extensions) of such Tax Return, Purchaser shall deliver to Seller a copy of such Tax Return with copies of work papers which will permit the Seller to review and substantiate the accuracy of such return. If the amount of Tax so determined to be attributable to the Pre-Closing Taxable Period exceeds the amount reflected as a current liability for such Tax on the Audited Balance Sheet, Parent or Seller shall pay to Purchaser the amount of such excess Tax not less than 5 days prior to the due date of such Tax Return. If the amount of Tax so determined to be attributable to the Pre-Closing Taxable Period is less than the amount reflected as a current liability for such Tax on the Audited Balance Sheet, Purchaser shall pay to Seller the amount of such excess reserve not less than 5 days prior to the due date of such Tax Return. Purchaser shall cause the Company to file timely such Tax Return with the appropriate taxing authority and to pay timely the amount of Taxes shown to be due on such Tax Return.

                 (c) Seller shall cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any) of the Seller Group for all periods ending on or before or which include the Closing Date, all Tax Items of the Company which are required to be included therein, shall file timely all such Tax Returns with the appropriate taxing authorities and shall pay timely all Taxes due with respect to the periods covered by such Tax Returns.

                 (d) Any Tax Return to be prepared pursuant to the provisions of this Article VII shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in law.

                 7.03     Indemnity for Taxes.

                 (a) Except to the extent that any such Taxes are accrued as a current liability on the Audited Balance Sheet, Parent and Seller shall protect, defend, indemnify and hold harmless Purchaser and the Company from and against, and agrees to pay, all Taxes imposed and all costs and expenses (including, without limitation, litigation costs and reasonable attorneys' and accountants' fees and disbursements) incurred (all herein referred to as "Tax Losses") as a result of a claim, notice of deficiency, or assessment by, or any obligation owing to, any Tax authority for: (i) any Taxes of the Company attributable to any Pre-Closing Taxable Period; (ii) any Taxes of any corporation (other than the Company) that is or was a member of the Seller Group;
         (iii) any withholding Tax with respect to the payment by the Company to Parent of the net Intercompany Account Balance pursuant to Section 1.06; and (iv) any Taxes resulting from the Section 338(h)(10) Elections; in each case, after giving effect to any credits for the amount of Tax, if any, paid on or prior to March 31, 1996, and after giving effect to the amount reflected as a current liability for any such Tax on the Audited Balance Sheet.

                 (b) Purchaser shall protect, defend, indemnify and hold harmless Seller and Parent from and against, and agrees to pay, all Tax Losses incurred as a result of a claim, notice of deficiency, or assessment by, or any obligation owing to, any taxing authority for any Taxes of the Company attributable to any Post- Closing Taxable Period. For purposes of determining the Tax Loss to Seller arising from the inclusion of Tax Items of the Company attributable to any Post-Closing Taxable Period in the Tax Return of Seller pursuant to
         Section 7.02(c), the Purchaser and the Seller agree that the effective federal income tax rate with respect to such Tax Items shall be 35%. Purchaser shall be liable for, and Purchaser agrees to indemnify Parent and Seller against, any and all liability for Taxes arising, directly or indirectly, from a liquidation, merger, sale or other disposition of assets of the Company (other than in the ordinary course of business), or from any income otherwise recognized by the Company, on or subsequent to the Closing, other than Taxes resulting from the Section 338(h)(10) Elections.

                 (c) Purchaser and Seller shall to the extent permitted by law treat any payments made pursuant to this Section 7.03 as adjustments to the purchase price of the Shares. To the extent that any such payment is not permitted to be treated as a purchase price adjustment, (i) the amount of such payment shall be increased to indemnify the recipient against any additional Tax liability incurred as a result of its receipt of such payment; and (ii) the amount of such payment shall be reduced by any net Tax benefit actually received by the recipient as a result of its payment of the Tax to which such indemnity payment relates.

                 (d) If Purchaser or any affiliate of Purchaser receives a refund of any Taxes described in Section 7.03(a), or if Seller receives a refund of any Taxes described in Section 7.03(b), the party receiving such refund shall, within 30 days after receipt of such refund, remit it to the party liable for the Tax with respect to which the refund was received. Purchaser and Seller shall cooperate in taking all necessary steps to claim any refund.

                 (e) Any tax allocation agreement or arrangement that may have been entered into by Seller or any of its affiliates on the one hand and the Company on the other hand shall be terminated as of the Closing Date with respect to the Company, and no payments which are owed by or to the Company pursuant thereto shall be made thereunder.

                 7.04     Access to Information.

                 (a) Parent and Seller and each member of the Seller Group shall grant to Purchaser (or its designees) access at all reasonable times to all of the information, books and records relating to the Company within the possession of Seller or any member of the Seller Group (including workpapers and correspondence with taxing authorities), and shall afford Purchaser (or its designees) the right (at Purchaser's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Purchaser (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement.

                 (b) Purchaser shall grant or cause the Company to grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Company within the possession of Purchaser or the Company (including workpapers and correspondence with taxing authorities), and shall afford Seller (or its designees) the right (at Seller's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement.

                 (c) Each of the parties hereto will preserve and retain all schedules, workpapers and other documents relating to any Tax Returns of or with respect to the Company or to any claims, audits or other proceedings affecting the Company until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

                 7.05     Tax Indemnification Procedures.

                 (a) If a claim shall be made by any Tax authority that, if successful, would result in the indemnification of a party under this
Article VII (referred to herein as the "Tax Indemnified Party"), the Tax Indemnified Party shall promptly notify the party obligated under this Agreement to so indemnify (referred to herein as the "Tax Indemnifying Party") in writing of such fact.

                 (b) The Tax Indemnified Party shall take such action in connection with contesting such claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney; provided that (i) within 30 days after the notice described in Section 7.05(a) has been delivered (or such earlier date that any payment of Taxes is due by the Tax Indemnified Party but in no event sooner than 5 days after the Tax Indemnifying Party's receipt of such notice), the Tax Indemnifying Party requests that such claim be contested, (ii) the Tax Indemnifying Party shall have agreed to pay to the Tax Indemnified Party all costs and expenses that the Tax Indemnified Party incurs in connection with contesting such claim, including, without limitation, reasonable attorneys' and accountants' fees and disbursements, and (iii) if the Tax Indemnified Party is requested by the Tax Indemnifying Party to pay the Tax claimed and sue for a refund, the Tax Indemnifying Party shall have advanced to the Tax Indemnified Party, on an interest-free basis, the amount of such claim. The Tax Indemnified Party shall not make any payment of such claim for at least 30 days (or such shorter period as may be required by applicable law) after the giving of the notice required by Section 7.05(a), shall give to the Tax Indemnifying Party any information reasonably requested relating to such claim, and otherwise shall cooperate with the Tax Indemnifying Party in good faith in order to contest effectively any such claim.

                 (c) Subject to the provisions of Section 7.05(b), the Tax Indemnified Party shall enter into a settlement of such contest with the applicable Tax authority or prosecute such contest to a determination in a court or other tribunal of initial or appellate jurisdiction, all as the Tax Indemnifying Party may request.

                 (d) If, after actual receipt by the Tax Indemnified Party of an amount advanced by the Tax Indemnifying Party pursuant to Section 7.05(b)(iii), the extent of the liability of the Tax Indemnified Party with respect to the claim shall be established by the final judgment or decree of a court or other tribunal or a final and binding settlement with an administrative agency having jurisdiction thereof, the Tax Indemnified Party shall promptly repay to the Tax Indemnifying Party the amount advanced to the extent of any refund received by the Tax Indemnified Party with respect to the claim together with any interest received thereon from the applicable Tax authority and any recovery of legal fees from such Tax authority, net of any Taxes as are required to be paid by the Tax Indemnified Party with respect to such refund, interest or legal fees (calculated at the maximum applicable statutory rate of Tax without regard to any other Tax Items). Notwithstanding the foregoing, the Tax Indemnified Party shall not be required to make any payment hereunder before such time as the Tax Indemnifying Party shall have made all payments or indemnities then due with respect to the Tax Indemnified Party pursuant to this Agreement.

                 (e) Promptly after a final determination, the Tax Indemnifying Party shall pay to the Tax Indemnified Party the amount of any Tax Losses to which the Tax Indemnified Party may become entitled by reason of the provisions of this Article 7.

                 7.06 Transfer Taxes. Purchaser shall pay, and shall indemnify and hold harmless, Parent, Seller and the Company from and against, all sales, use, transfer, stamp, value added, duty, excise, stock transfer, real property transfer, gains and other similar Taxes and fees arising out of or in connection with the transactions contemplated by this Agreement; provided, however, that Purchaser shall not be responsible for any such Tax or fee due to any jurisdiction located outside of the United States.

                 7.07 Survival of Obligations. The obligations of the parties set forth in this Article VII shall be unconditional and absolute and shall remain in effect without limitation as to time.

                 7.08 Conflict. In the event of a conflict between the provisions of this Article VII and any other provisions of this Agreement, the provisions of this Article VII shall control.

                                  ARTICLE VIII

                                  Termination

                 8.01 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

                 (a) by the mutual written agreement of Seller and Purchaser;

                 (b)      by either Seller or Purchaser if the consummation of
         the transactions contemplated   hereby would violate any nonappealable
         final order, decree or judgment of any Governmental Authority having competent jurisdiction enjoining, restraining or otherwise preventing, or awarding substantial damages in connection with, the consummation of this Agreement or the transactions contemplated hereby; provided, however, that a party shall not be allowed to exercise any right of termination pursuant to this Section 8.01 if the event giving rise to such right shall be due to the negligent or willful failure of such party to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party;

                 (c) by either Purchaser or Parent if the Closing shall not have occurred on or before July 15, 1996, provided that the failure of the Closing to have occurred shall not be as a result of a breach of this Agreement by the party exercising the right to terminate this Agreement pursuant to this provision;

                 (d) by either Purchaser or Parent if the stockholders of Parent shall not have approved this Agreement and the transactions contemplated thereby at the Stockholders Meeting in the manner set forth in Section 4.01(h);

                 (e) by Purchaser, if any representation or warranty of Parent or Seller shall have become untrue such that the condition set forth in Section 6.01(a) would be incapable of being satisfied by July 15, 1996, or by Parent if any representation or warranty of Purchaser shall have become untrue such that the condition set forth in Section 6.02(a) would be incapable of being satisfied by July 15, 1996;

                 (f)      by either Parent or Purchaser in accordance with
         Section 5.03; or

                 (g) by either Purchaser or Parent (and, if by Parent, upon payment of the amount referenced in Section 8.02(d)) if Parent enters into an agreement providing for a Parent Acquisition Transaction which would prevent the transactions contemplated by this Agreement from being completed or a Company Acquisition Transaction and Parent has not violated the provisions of Section 4.01(j).

                 8.02 Effect of Termination. The following provisions shall apply in the event of a termination of this Agreement:

                 (a) If this Agreement is terminated under Section 8.01 and other than as the result of the negligent or willful failure of any party to perform its obligations hereunder, such termination shall be without liability of any party to this Agreement or any affiliate, shareholder, director, officer, employee, agent or representative of such party, except as provided in Sections 8.02(d), below.

                 (b) If this Agreement is terminated as a result of the negligent or willful failure of Purchaser to perform its obligations hereunder, Purchaser shall be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorneys' fees) thereby sustained or incurred by Seller.

                 (c) If this Agreement shall be terminated as a result of the negligent or willful failure of Parent or Seller to perform their obligations hereunder, Parent and Seller shall be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorneys' fees) thereby sustained or incurred by Purchaser.

                 (d) If this Agreement is terminated by Purchaser or Parent pursuant to Sections 8.01(d) or (g) then Parent shall as promptly as practicable after receiving notice of such termination, pay to Purchaser the sum of $1,000,000.

                 (e) The parties hereto hereby agree that the provisions of Section 4.02(d) and this Article VIII hereof shall survive any termination of this Agreement.

                                  ARTICLE IX

                     Extent and Survival of Representations
                        and Warranties; Indemnification

                 9.01 Scope of Representations of Parent and Seller and Purchaser. Except as and to the extent expressly set forth in Article II and
Article X hereof, Parent and Seller make no representations or warranties whatsoever, and disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser or ECT (including, but not limited to, any opinion, information or advice which may have been provided to Purchaser by any affiliate, officer, stockholder, director, employee, agent, consultant or representative of Parent or Seller or the Company or by Goldman, Sachs & Co., Toronto Dominion Bank, Ryder Scott Company Petroleum Engineers, any other petroleum engineer or engineering firm, Parent's or Seller's or the Company's counsel or any other agent, consultant or representative). Without limiting the generality of the foregoing, except as and to the extent expressly set forth in
Article II hereof, neither Parent nor Seller makes any representations or warranties as to (a) the title to any of the properties of the Company, (b) the amounts of Hydrocarbon reserves attributable to such properties or (c) any geological or other interpretations or economic evaluations. Purchaser acknowledges and affirms that it has had full access to the Data Rooms and the information contained in, or made available or provided with respect to materials contained in, the Data Rooms, and that Purchaser has made its own independent investigation, analysis and evaluation of the Company and its properties, assets (including its own estimate and appraisal of the extent and value of the Company's Hydrocarbon reserves), business, financial condition, operations and prospects.

                 9.02 Survival. The representations and warranties set forth in this Agreement (other than those set forth in Sections 2.01, 2.02 and 2.03, which shall survive the Closing indefinitely and other than those set forth in Sections 2.09 and 2.11, which shall survive the Closing as set forth below) and in any certificate or instrument delivered in connection herewith (except to the extent such certificate relates to the representations and warranties in the previous parenthetical) shall terminate upon the Closing Date, following which date none of the parties may bring any action or present any claim for a breach of such representations and warranties. The representations and warranties set forth in Section 2.09 shall terminate in accordance with the terms of Article VII. The representations and warranties set forth in Section 2.11 shall terminate in accordance with the terms of
Article V.

                                  ARTICLE X

                             Notices; Miscellaneous

                 10.01 Notices. All notices and other communications given hereunder shall be in writing and shall be deemed given if delivered personally, or by a recognized overnight courier service that can confirm receipt, or mailed by registered or certified mail, return receipt requested, to the parties at the following addresses:

                    (A)   If to Purchaser or ECT to:

                          1400 Smith Street
                          Houston, Texas  77002
                          Attention:  Brenda McGee, Specialist

                          with copies to:

                          Enron Capital & Trade Resources Corp.
                          1400 Smith Street
                          Houston, Texas  77002
                          Attention:  Frank Stabler
                                      Lance Schuler

                          Vinson & Elkins L.L.P.
                          1001 Fannin
                          Houston, Texas  77002
                          Attention:  Scott N. Wulfe

                 (B)      If to Seller or Parent to:

                          Hardy Oil & Gas plc
                          Commonwealth House
                          2 Chalkhill Road
                          London W6 8DW
                          Attention: David Hobbs


                          With copies to:

                          Baker & Botts, L.L.P.
                          One Shell Plaza
                          Houston, Texas  77002
                          Attention: Frank Hubert, Jr.

                          Goldman, Sachs & Co.
                          85 Broad Street
                          New York, New York  10004
                          Attention: Chansoo Joung

                          Toronto Dominion Bank
                          31 West 52nd Street
                          New York, New York  10019-6101
                          Attention:  Richard F. Allen

                 10.02 Brokers. Parent and Seller has retained Goldman, Sachs & Co. and Toronto Dominion Bank to assist and advise it in connection with the transactions contemplated by this Agreement. Each of Parent and Seller represents to Purchaser that, except as set forth in the preceding sentence, it has not, directly or indirectly, employed any broker, finder or intermediary in connection with such transactions that might be entitled to a fee or commission upon the execution of this Agreement or the consummation of such transactions.

                 10.03 Expenses. The parties agree that Parent and Seller shall pay the costs and expenses of the engagement of Goldman, Sachs & Co. and Toronto Dominion Bank to advise it in connection with the transactions contemplated by this Agreement. Except as specifically provided herein, all legal and other costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller (and not the Company) or Purchaser, as the case may be, depending upon which party incurred such costs and expenses.

                 10.04 Books and Records. Seller agrees that it will deliver or cause to be delivered to Purchaser on the Closing Date all corporate minute books and stock transfer records of the Company, to the extent that such books and records are not then in the possession of the Company.

                 10.05    Miscellaneous.

                 (a) Exclusive Agreement. This Agreement supersedes all prior written or oral agreements between the parties with respect to the transactions contemplated herein, other than the Confidentiality Agreement between Parent and ECT dated March 13, 1996, and, except for such Confidentiality Agreement, is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect to the transactions contemplated herein.

                 (b) Choice of Law; Choice of Forum; Amendments; Headings. This Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws. All claims, disputes or causes of action relating to or arising out of this Agreement shall be brought, heard and resolved solely and exclusively by and in a federal or state court situated in Delaware. This Agreement may not be changed or terminated orally. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms such as "herein", "hereby", "hereto" and "hereof" refer to this Agreement as a whole. The term "include" and derivatives thereof are used in an illustrative sense and not a limitative sense.

                 (c) Assignments and Third Parties. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No such assignment shall release Purchaser or ECT of any of its obligations under this Agreement. Nothing in this Agreement shall entitle any person other than the parties hereto or their respective permitted successors and assigns to any claim, cause of action, remedy or right of any kind.

                 (d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any binding determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable and legally enforceable manner, to the end that the transactions contemplated hereby may be completed to the extent possible.

                 (e) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one and the same agreement.

                 (f) Further Assurances. The parties hereto each agree to deliver or cause to be delivered to the others on the Closing Date, and at such other times thereafter as shall be reasonably requested, any additional instrument that the other may reasonably request for the purpose of carrying out this Agreement.

                 10.06 ECT Guarantee. ECT hereby unconditionally and irrevocably guarantees to each of Parent and Seller all the obligations and liabilities of Purchaser under this Agreement and the agreements and instruments contemplated hereby. Without limitation of the foregoing, (i) if Purchaser shall fail to perform any obligation or satisfy any liability contemplated hereby, ECT shall perform such obligation or satisfy such liability, (ii) the guarantee by ECT is not conditioned upon any prior attempt by Parent or Seller to enforce any obligation against or collect any liability from Purchaser, and (iii) the guarantee by ECT is an absolute and continuing guarantee of full and punctual payment and performance by Purchaser and not a guarantee of collectibility only. ECT waives any notice required by law for this Section 10.06 to be enforceable.

                 10.07 Access to Accounting Information. Following the Closing Date, Purchaser shall provide Parent and Seller and its duly authorized agents such access, including the making of copies of the books, accounts and records of the Company, and such other assistance as Parent and Seller reasonably require to enable them to discharge their accounting and reporting obligations for the periods ending March 31, 1996 and December 31, 1996. Such information shall be kept confidential to the extent practicable. Purchaser acknowledges the statutory reporting requirements of Parent and Seller and that time is of the essence in providing the assistance contemplated in this Section 10.07.

                 IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                          HARDY OIL & GAS PLC



                                          By: /s/  DAVID HOBBS
                                              --------------------------------
                                                   David Hobbs
                                                   General Manager


                                          HARDY HOLDINGS INC.



                                          By: /s/  DAVID HOBBS
                                              ---------------------------------
                                                   David Hobbs


                                          MILLENNIUM OIL & GAS, INC.



                                          By: /s/  JERE C. OVERDYKE
                                              ---------------------------------
                                                   Jere C. Overdyke
                                                   Vice President


                                          ENRON CAPITAL & TRADE RESOURCES CORP.



                                          By: /s/  JERE C. OVERDYKE
                                              ---------------------------------
                                                   Jere C. Overdyke
                                                   Managing Director

                                                                      APPENDIX A


                                  Definitions

                 Capitalized terms used in this Agreement shall have the meanings ascribed to them in this Appendix A unless such terms are defined elsewhere in this Agreement:

                 Best Efforts shall mean a party's best efforts in accordance with reasonable commercial practices and without the incurrence of unreasonable expense.

                 Business Day shall mean any day that is not a Saturday, Sunday or a day that banks in Houston, New York or London are authorized or required by law or executive order to be closed.

                 Closing Date shall mean the date of the Closing.

                 Closing shall mean the closing of the transactions contemplated by this Agreement.

                 Code shall mean the Internal Revenue Code of 1986, as amended.

                 Commission shall mean the Securities and Exchange Commission.

                 Cure Period shall mean the period Seller shall have to cure asserted Title Defects pursuant to Section 5.03, which shall be the period from the date of delivery of Seller's counter-notice that it intends to cure such asserted Title Defects through the 60th day after the date of this Agreement.

                 Data Rooms shall mean the data rooms prepared by Seller and the Company to provide information to Persons considering the acquisition of the Company.

                 Defensible Title shall mean such title to each Major Oil and Gas Interest, free and clear of all Encumbrances other than Permitted Encumbrances, as entitles the Company to (i) a Net Revenue Interest in each well or unit no less than, and (ii) a Working Interest in each well or unit no greater than, the percentage set forth in Schedule 2.11.

                 Dollar or $ shall refer to lawful currency of the United States of America.

                 Encumbrance shall mean any mortgage, lien, security interest, pledge, charge, encumbrance, claim, limitation, irregularity, burden or defect.

                 English Legal Requirements shall mean all requirements under any laws, rules or regulations of the United Kingdom, or otherwise, applicable to Parent, including, without limitation, all rules and regulations of any stock exchange or other trading market on which Parent's equity securities are traded, if any.

                 Entity shall mean corporation, partnership, joint venture, trust or unincorporated organization or association or other entity.

                 Environmental Claim shall mean any action, suit, investigation, proceeding or written notice by any Person alleging or inquiring as to potential liability arising out of, based on or resulting from any actual, or alleged violation, of or any remedial obligation under any Legal Requirements pertaining to the protection of human health or the environment.

                 Environmental Condition shall mean any existing condition with respect to the soil, subsurface, surface waters, groundwaters, atmosphere and/or any environmental medium, whether or not yet discovered, which could result in any damage, loss, cost, expense, claim, demand, order, lien or liability to or against the Leases or against the Company under any Legal Requirements pertaining to the protection of human health or the environment.

                 ERISA shall mean the Employee Retirement Income Security Act of 1974.

                 Governmental Authority shall mean the United States of America, any state, commonwealth, territory or possession thereof, any foreign country, state or commonwealth and any political subdivision of any of the foregoing, including but not limited to legislatures, courts, departments, commissions, boards, bureaus, agencies or other instrumentalities.

                 HSR Act shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 Hydrocarbons shall mean oil, gas, minerals and other gaseous and liquid hydrocarbons or any combination thereof.

                 Intercompany Account Balance shall mean the net of any and all amounts owed or due between each Seller Affiliate and the Company which would be correctly reflected in the financial records of each Seller Affiliate and the Company in accordance with generally acceptable accounting principles, consistently applied and consolidated into one note payable from the Company to Parent. Under no circumstances shall the Intercompany Account Balance exceed the Purchase Price.

                 Leases shall mean oil, gas and/or mineral leases, mineral interests, royalty interests, net profits interests, licenses, concessions, permits and other interests in Hydrocarbons in which the Company holds an interest.

                 Legal Requirements shall mean any law, statute, ordinance, writ, injunction, decree, requirement, order, judgment, rule or regulation of, including the terms of any license or permit issued by, any Governmental Authority.

                 LIBOR shall mean the applicable London Interbank Offered Rate.

                 Long-Term Debt shall mean all long-term indebtedness of the Company including current maturities of such long-term indebtedness and all interest accrued thereon.

                 Major Oil and Gas Interests shall mean the Oil and Gas Interests which relate to the wells or the units identified on Schedule 2.11.

                 Material Adverse Effect shall mean any material adverse effect on the business, financial condition or results of operations of the Company.

                 Material Oil and Gas Contracts shall mean all Oil and Gas Contracts that relate to the Major Oil and Gas Interests.

                 Net Defect Amount shall mean the sum of the Title Defect Amounts for all asserted Title Defects not cured during the Cure Period as determined subject to Section 5.06.

                 Net Revenue Interest shall mean the interest (expressed as a percentage) of the Company in and to Hydrocarbons produced from or allocated to such Major Oil and Gas Interest after deducting all applicable Production Burdens.

                 Net Working Capital shall mean "Current Assets", plus "Net Non-Oil and Gas Property" (excluding any write-offs in March 1996 with respect to "Net Non-Oil and Gas Property"), plus $115,000, minus "Current Liabilities", minus "Prepaid Insurance" (the capitalized terms in quotations in this definition indicating the line item of the same name customarily included on a balance sheet of the Company); provided, however, that (i) all intercompany payables and receivables (including accrued interest thereon), current maturities of Long-Term Debt (including accrued interest thereon) and receivables, if any, representing sales proceeds from the sale of the Non-Aldwell Spraberry Properties shall be eliminated from the foregoing items in such computation and (ii) all contingent assets and contingent liabilities recorded by the Company subsequent to the Company's internal balance sheet dated as of February 29, 1996 attached hereto as Exhibit C shall be excluded from the foregoing items in such computation (it being acknowledged that, by way of illustration, contingent liabilities do not include items such as the Company's share of gas balancing liabilities, accrued capital cost, accrued interest, accrued lease operating expenses and accrued general and administrative expenses (such as workers' compensation, group insurance, legal fees, audit and tax fees, reserve engineering fees, ad valorem and state taxes, and profit sharing). It being further understood that such accruals refer only to work conducted prior to April 1, 1996).

                 Non-Aldwell Spraberry Properties shall mean the properties described on Exhibit B.

                 Oil and Gas Interests shall mean the Company's interest in Leases.

                 Oil and Gas Contracts shall mean any lease, license, assignment, farmout, farmin, operating agreement, unit agreement, declaration or order, joint venture or acquisition agreement, division order, production sales contract or other contract affecting the ownership or operation of the properties constituting the Oil and Gas Interests or the disposition of the Hydrocarbons produced therefrom.

                 Permitted Encumbrances shall mean any or all of the following:

                          (i) Encumbrances that arise under operating agreements to secure payment of amounts not yet delinquent and that are of a type and nature customary in the oil and gas industry;

                          (ii) Encumbrances that arise as a result of pooling and unitization agreements, declarations, orders or laws to secure payment of amounts not yet delinquent and are of a type and nature customary in the oil and gas industry;

                          (iii) Encumbrances securing payments to mechanics and materialmen and Encumbrances securing payment of Taxes or assessments that are, in either case, not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business;

                          (iv) consents to assignment by governmental authorities (a) that are obtained on or prior to the Closing Date or
         (b) that are customarily obtained after the consummation of transactions of the nature contemplated by this Agreement and that Seller reasonably expects may be obtained without material expense or delay;

                          (v)     conventional rights of reassignment
         obligating the Company to reassign its interest in any portion of the Major Oil and Gas Interests to a third party in the event it intends to release or abandon such interest prior to the expiration of the primary term or other termination of such interest;

                          (vi) easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions and other surface uses and impediments on, over or in respect of any of the Major Oil and Gas Interests that are not such as to interfere materially with the operation, value or use of any such Major Oil and Gas Interests;

                          (vii) calls on or preferential rights to purchase Oil and Gas Interests or production held by parties other than Seller and Seller Affiliates;

                          (viii) such title defects as Purchaser has expressly waived in writing;

                          (ix)    rights reserved to or vested in any
         municipality or governmental, tribal, statutory or public authority to control or regulate any of the Major Oil and Gas Interests in any manner, and all applicable laws, rules and orders of any municipality or governmental or tribal authority;

                          (x) all other Encumbrances affecting any Major Oil and Gas Interest that individually or in the aggregate do not materially and adversely affect the operation, value or use of any of such Major Oil and Gas Interest; and

                          (xi) all other Encumbrances of which Purchaser has knowledge as of April 1, 1996.

                 Person shall mean any individual or Entity.

                 Post-Closing Taxable Period shall mean all or a portion of (i) any taxable period after March 31, 1996 or (ii) any taxable period with respect to which the Tax is computed by reference to Tax Items, assets, capital or operations of the Company arising after, or existing subsequent to, March 31, 1996.

                 Pre-Closing Taxable Period shall mean all or a portion of (i) any taxable period up to and including March 31, 1996 or (ii) any taxable period with respect to which the Tax is computed by reference to Tax Items, assets, capital or operations of the Company arising on or before, or existing as of, March 31, 1996.

                 Production Burdens shall mean all royalty interests, overriding royalty interests, production payments, net profits interests or other similar interests that constitute a burden on, are measured by or are payable out of the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereon.

                 Seller Affiliate shall mean Parent, Seller and any person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with Parent or Seller; provided, however, that the term "Seller Affiliate" shall not refer to the Company.

                 Taxes shall mean any or all of the following:

                        (i) All federal, foreign, state or local net or gross income, gross receipts, petroleum revenue, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, windfall profits or similar taxes, assessments, duties, fees, levies or other governmental charges, together with any interest thereon, any penalties, additions to tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or additional amounts.

                        (ii) All liability for the payment of any consolidated or combined item of the type described in clause (i) of this definition (including, without limitation, any United States federal consolidated income tax liability) that is payable as a result of being a member of, and which may be imposed upon, the Seller Group or any other affiliated group (as defined in Section 1504(a) of the Code or other applicable law) of which the Company is a member.

                 Tax Return shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                 Title Defect Amount shall mean the amount, as determined under
Section 5.06, by which a Title Defect reduces the value of a Major Oil and Gas Interest.

                 Title Defect shall mean any Encumbrance, other than a Permitted Encumbrance, that would cause the Company not to have Defensible Title to a Major Oil and Gas Interest.

                 Working Interest shall mean the interest (expressed as a percentage) of the Company in any Major Oil and Gas Interest before giving effect to any applicable Production Burdens and the percentage of all costs and expenses associated with the exploration, development and operation of such Major Oil and Gas Interest required to be borne by the Company.